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                                                                    EXHIBIT 4(F)

                                   COMPOSITE

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             SOUTHTRUST CORPORATION


          In accordance with the provisions of the General Corporation Law of the State of Delaware, including, without limitation, Sections 103, 242 and 245 thereof, SouthTrust Corporation, a corporation organized and existing under the laws of the State of Delaware, which was originally incorporated under the name BTNB Corporation (which name was subsequently changed to The Alabama Financial Group, Inc., then to Southern Bancorporation, and then to Southern Bancorporation of Alabama before the change to the present name) by its original Certificate of Incorporation filed with the Secretary of State of Delaware on October 8, 1968, hereby certifies (i) that this Restated Certificate of Incorporation of SouthTrust Corporation has been proposed by the board of directors of SouthTrust Corporation and duly adopted by the stockholders of SouthTrust Corporation in accordance with the provisions of
Section 245 of the General Corporation Law of the State of Delaware and (ii) that the Restated Certificate of Incorporation of SouthTrust Corporation reads as follows:


          FIRST.  The name of the corporation is SouthTrust Corporation.


          SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. Without limiting in any manner the scope and generality of the foregoing, the Corporation shall have the following purposes and powers:

          (1) To acquire by purchase, subscription, or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any and all securities, as such term is hereinafter defined, issued or created by any corporation, firm, organization, association or other entity, public or private, whether formed under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, or issued or created by the United States of America or any state or commonwealth thereof or any foreign country, or by any agency, subdivision, territory, dependency, possession or municipality of any of the foregoing, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon.


          The term "securities" as used in this Certificate of Incorporation shall mean any and all notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, or, in general, any interests or instruments commonly known as "securities", or any and all certificates of interest or participation in, temporary or interim certificates for, receipts for, guaranties of, or warrants or rights to subscribe to or purchase, any of the foregoing.


          (2) To make, establish and maintain investments in securities, and to supervise and manage such investments.





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          (3)    To cause to be organized under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, one or more corporations, firms, organizations, associations or other entities and to cause the same to be dissolved, wound up, liquidated, merged or consolidated.


          (4) To acquire by purchase or exchange, or by transfer to or by merger or consolidation with the Corporation or any corporation, firm, organization, association or other entity owned or controlled, directly or indirectly, by the Corporation, or to otherwise acquire, the whole or any part of the business, good will, rights, or other assets of any corporation, firm, organization, association or other entity, and to undertake or assume in connection therewith the whole or any part of the liabilities and obligations thereof, to effect any such acquisition in whole or in part by delivery of cash or other property, including securities issued by the Corporation, or by any other lawful means.


          (5) To make loans and give other forms of credit, with or without security, and to negotiate and make contracts and agreements in connection therewith.

          (6) To aid by loan, subsidy, guaranty or in any other lawful manner any corporation, firm, organization, association or other entity of which any securities are in any manner directly or indirectly held by the Corporation or in which the Corporation or any such corporation, firm, organization, association or entity may be or become otherwise interested; to guarantee the payment of dividends on any stock issued by any such corporation, firm, organization, association or entity; to guarantee or, with or with recourse against any such corporation, firm, organization, association or entity, to assume the payment of the principal of, or the interest on, any obligations issued or incurred by such corporation, firm, organization, association or entity; to do any and all other acts and things for the enhancement, protection or preservation of any securities which are in any manner, directly or indirectly, held, guaranteed or assumed by the Corporation, and to do any and all acts and things designed to accomplish any such purpose.


          (7) To borrow money for any business, object or purpose of the Corporation from time to time, without limit as to amount; to issue any kind of indebtedness, whether or not in connection with borrowing money, including evidences of indebtedness convertible into stock of the Corporation, to secure the payment of any evidence of indebtedness by the creation of any interest in any of the property or rights of the Corporation, whether at that time owned or thereafter acquired.


          (8) To render service, assistance, counsel and advice to, and to act as representative or agent in any capacity (whether managing, operating, financial, purchasing, selling, advertising or otherwise) of, any corporation, firm, organization, association, or other entity.


          (9) To engage in any commercial, financial, mercantile, industrial, manufacturing, marine, exploration, mining, agricultural, research, licensing, servicing, or agency business not prohibited by law, and any, some or all of the foregoing.


          The purposes and powers specified in the foregoing paragraphs shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from the terms of any other paragraph in this Certificate of Incorporation, but the purposes and powers specified in each of the foregoing paragraphs of this Article shall be regarded as independent purposes and powers.


          The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect any or all of the foregoing purposes, or to further any or all of the foregoing powers, and the enumeration herein of any specific purposes or powers shall not be held to limit or restrict in any manner the exercise by the Corporation





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of the general powers now or hereafter conferred by the laws of the State of
Delaware upon corporations formed under the General Corporation Law of Delaware.


          FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is three hundred five million (305,000,000) shares, of which five million (5,000,000) shares, par value $1.00 per share, are to be preferred stock (hereinafter called "Preferred Stock"), and three hundred million (300,000,000) shares, par value of $2.50 per share, are to be common stock (hereinafter called "Common Stock").


          A. The Preferred Stock may be issued in such one or more series as shall from time to time be created and authorized to be issued by the board of directors as hereinafter provided.


          The board of directors is hereby expressly authorized, by resolution or resolutions from time to time adopted providing for the issuance of Preferred Stock, to fix and state, to the extent not fixed by the provisions hereinafter set forth, the designations, voting powers, if any, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the board of directors may make specific provisions:

          (1)    the distinctive name and any serial designations;


          (2) the annual dividend rate or rates and the dividend payment dates;


          (3) with respect to the declaration and payment of dividends upon each series of the Preferred Stock, whether such dividends are to be cumulative or noncumulative, preferred, subordinate or equal to dividends declared and paid upon other series of the Preferred Stock or upon any other shares of stock of the Corporation, and the participating or other special rights, if any, of such dividends;


          (4) the redemption provisions, if any, with respect to any series, and if any series is subject to redemption, the manner and time of redemption and the redemption price or prices;


          (5) the amount or amounts of preferential or other payment to which any series of Preferred Stock is entitled over any other series of Preferred Stock or over the Common Stock on voluntary or involuntary liquidation, dissolution or winding-up, subject to the provisions set forth in clause (2) of paragraph C of this Article FOURTH;


          (6) any sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series of Preferred Stock or for shares of the Common Stock;


          (7) any conversion, exchange, purchase or other privileges to acquire shares of any other series of Preferred Stock or of the Common Stock;


          (8)    the number of shares of such series; and

          (9) the voting rights, if any, of such series, subject to the provisions set forth in clause (1) of paragraph C of this Article FOURTH.





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